UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  NETGEAR, INC.
                                  -------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    64111Q104
                                    ---------
                                 (CUSIP Number)

                                 March 30, 2004
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                                Page 1 of 9 Pages

                                  SCHEDULE 13G

CUSIP No.  64111Q104                                           Page 2 of 9 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  HALYARD CAPITAL FUND, LP

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          1,293,160
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         1,293,160
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,293,160

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    4.4%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  64111Q104                                           Page 3 of 9 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  HALYARD FUND GP, LP

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          1,293,160
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         1,293,160
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,293,160

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    4.4%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  64111Q104                                           Page 4 of 9 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  HALYARD ADVISORS, LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          1,293,160
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         1,293,160
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,293,160

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    4.4%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No.  64111Q104                                           Page 5 of 9 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  HALYARD PRINCIPALS, LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          1,293,160
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         1,293,160
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,293,160

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    4.4%

12       Type of Reporting Person (See Instructions)

                                    OO

                                                               Page 6 of 9 Pages


Item 1(a)         Name of Issuer:

                  NETGEAR, Inc. (the "Issuer")

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  4500 Great America Parkway, Santa Clara, CA  95054

Item 2(a)         Name of Person Filing:

                  The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i)   Halyard Capital Fund, LP ("Halyard Capital");

                  ii)  Halyard Fund GP, LP ("Halyard GP");

                  iii) Halyard Advisors, LLC ("Halyard Advisors"); and

                  iv)  Halyard Principals, LLC ("Halyard Principals").

                  This statement relates to Shares (as defined herein) held for the account of the Halyard Capital. Halyard GP is the general partner of Halyard Capital. The general partner of Halyard GP is Halyard Advisors. The investment member of Halyard Advisors is Halyard Principals. Each of Halyard GP, Halyard Advisors and Halyard Principals may be deemed to have voting and dispositive power over the Shares held for the account of Halyard Capital.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of the Reporting Persons is 3 Times Square, 29th Floor, New York, NY 10036.

Item 2(c)         Citizenship:

                  1) Halyard Capital is a Delaware limited partnership.

                  2) Halyard GP is a Delaware limited partnership.

                  3) Halyard Advisors is a Delaware limited liability company.

                  4) Halyard Principals is a Delaware limited liability company.

Item 2(d)         Title of Class of Securities:

                  Common stock, $0.001 par value per share (the "Shares").

Item 2(e)         CUSIP Number:

                  64111Q104

                                                               Page 7 of 9 Pages


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  Each of Halyard Capital, Halyard GP, Halyard Advisors and Halyard Principals may be deemed the beneficial owner of 1,293,160 Shares held for the account of Halyard Capital.

Item 4(b)         Percent of Class:

                  The number of Shares of which each of Halyard Capital, Halyard GP, Halyard Advisors and Halyard Principals may be deemed to beneficially own constitutes 4.4% of the total number of Shares outstanding (based upon information provided by the Issuer in its most recently-filed prospectus filed pursuant to Rule 424(b)(3), the number of Shares outstanding was 29,654,777 as of March 29, 2004).

Item 4(c)         Number of shares as to which such person has:

Halyard Capital
(i)       Sole power to vote or direct the vote:                       1,293,160
(ii)      Shared power to vote or to direct the vote                           0
(iii)     Sole power to dispose or to direct the disposition of        1,293,160
(iv)      Shared power to dispose or to direct the disposition of              0

Halyard GP
(i)       Sole power to vote or direct the vote:                       1,293,160
(ii)      Shared power to vote or to direct the vote                           0
(iii)     Sole power to dispose or to direct the disposition of        1,293,160
(iv)      Shared power to dispose or to direct the disposition of              0

Halyard Advisors
(i)       Sole power to vote or direct the vote:                       1,293,160
(ii)      Shared power to vote or to direct the vote                           0
(iii)     Sole power to dispose or to direct the disposition of        1,293,160
(iv)      Shared power to dispose or to direct the disposition of              0

                                                               Page 8 of 9 Pages


Halyard Principals
(i)       Sole power to vote or direct the vote:                       1,293,160
(ii)      Shared power to vote or to direct the vote                           0
(iii)     Sole power to dispose or to direct the disposition of        1,293,160
(iv)      Shared power to dispose or to direct the disposition of              0

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of Halyard Capital, Halyard GP, Halyard Advisors and Halyard Principals have ceased to be the beneficial owner of more than five percent of the Shares, check the following [X].

Item 6.           Ownership of More than  Five  Percent  on  Behalf  of  Another
                  Person:

                  i) The partners of Halyard Capital, including Halyard GP, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held for the account of Halyard Capital in accordance with their ownership interests in Halyard Capital.

                  ii) The partners of Halyard GP have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held for the account of Halyard GP in accordance with their ownership interests in Halyard GP.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                  Holding Company or Control Person:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  This Item 10 is not applicable.

                                                               Page 9 of 9 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 15, 2004                    HALYARD CAPITAL FUND, LP

                                        By: Halyard Fund GP, LP,
                                            Its General Partner

                                        By: Halyard Advisors, LLC,
                                            Its General Partner

                                        By: Halyard Principals, LLC,
                                            Its Investment Member

                                        By: /s/ Robert B. Nolan, Jr.
                                            --------------------------------
                                            Name:  Robert B. Nolan, Jr.
                                            Title: Special Managing Member

Date: April 15, 2004                    HALYARD FUND GP, LP

                                        By: Halyard Advisors, LLC,
                                            Its General Partner

                                        By: Halyard Principals, LLC,
                                            Its Investment Member


                                        By: /s/ Robert B. Nolan, Jr.
                                            --------------------------------
                                            Name:  Robert B. Nolan, Jr.
                                            Title: Special Managing Member

Date: April 15, 2004                    HALYARD ADVISORS, LLC

                                        By: Halyard Principals, LLC,
                                            Its Investment Member

                                        By: /s/ Robert B. Nolan, Jr.
                                            --------------------------------
                                            Name:  Robert B. Nolan, Jr.
                                            Title: Special Managing Member

Date: April 15, 2004                    HALYARD PRINCIPALS, LLC

                                        By: /s/ Robert B. Nolan, Jr.
                                            --------------------------------
                                            Name:  Robert B. Nolan, Jr.
                                            Title: Special Managing Member